Exhibit 10.6A

AMENDMENT NO. 2 TO THE 2001 STOCK INCENTIVE PLAN

OF EPRESENCE, INC.

Subsection 5(a) of the 2001 Stock Incentive Plan (the “Plan”), of ePresence, Inc. is hereby amended, subject to stockholder approval, to increase from 1,950,000 to 2,500,000 the number of shares of Common Stock $.01 par value per share, authorized for issuance under the Plan.

Adopted by the Board of Directors on

January 24, 2003

Adopted by the Stockholders on

May 22, 2003